Terms and Conditions of Website Use, Purchase and Auction Participation

PLEASE REVIEW THE FOLLOWING TERMS AND CONDITIONS CAREFULLY BEFORE CLICKING ON THE "LOGIN" BUTTON. BY YOUR ACCESS, USE AND/OR LOGIN TO THE COMICLINK WEBSITE (“Website”) YOU INDICATE YOUR ACCEPTANCE OF ALL THE TERMS AND CONDITIONS. COMICLINK IS WILLING TO ALLOW YOU TO VISIT ITS WEBSITE AND CONDUCT BUSINESS ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS AND CONDITIONS SET FORTH BELOW. IF YOU DO NOT AGREE TO THE TERMS AND CONDITIONS, COMICLINK IS UNWILLING TO GRANT YOU ACCESS TO THE COMICLINK WEBSITE OR CONDUCT BUSINESS WITH YOU, IN WHICH CASE YOU MUST NOT CLICK ON THE "LOGIN" BUTTON AND MUST NOT LOGIN TO THE COMICLINK WEBSITE OR CONDUCT BUSINESS WITH COMICLINK.

1.Each auction, including any lots comprising such auction, (“Auction”) and each non-auction purchase transaction (“Transaction”) is presented by COMICLINK, Inc. (“COMICLINK”). Access to and the use of the Website and each Auction and Transaction is conducted under these Terms and Conditions, as amended from time to time, and applicable law. These Terms and Conditions, and all announcements and corrections appearing on the Website, supersede and replace all prior versions.

2.The Auctions and Transactions are conducted solely on the Internet.

3.Any person accessing or using the Website and any person participating in or registering for any Auction or Transaction (“User” or “you”) agrees to be bound by and accepts these Terms and Conditions, as may be amended from time to time.

4.All Users must meet COMICLINK’s qualifications to bid or to participate in a Transaction. Any User who fails to abide by the Terms & Conditions then in effect may be disqualified for failing to meet the terms and conditions at COMICLINK’s sole discretion and may not be awarded lots or permitted to close on a Transaction. Such determination may be made by COMICLINK at any time prior to, during, or after the close of the Auction or Transaction. COMICLINK reserves the right to exclude any person from any auction and to prohibit any person from accessing or using the Website.

5.If a bid or offer is placed on behalf of any entity, then the person executing the bid or offer on behalf of the entity personally guaranties the payment for any successful bid. Account holders are responsible for keeping their account information confidential. If a bid or offer is made by another party using the account holder's account to place the bid or offer, the account holder will assume responsibility for payment under the terms and conditions set forth herein.

6.All Users must pre-register prior to any Auction or Transaction participation so as to allow adequate time for the verification of credit cards and other necessary information.

7.Offer to Purchase. Upon COMICLINK's receipt of your order or bid, you have made an irrevocable offer to buy each item at your buy or bid price and to pay any applicable fees specified in the checkout process or within these terms and conditions if applicable. Once a maximum bid is submitted it becomes irrevocable by the bidder. The fact that any one Auction lot or Transaction item on which a User has placed a bid or made an offer is not available shall not relieve a buyer from his obligation to purchase any other items for which User has placed the winning bid or made a binding offer.

8.Execution of Purchases. In the event you are the high bidder at the close of any Auction or your offer in any Transaction is accepted, you agree to purchase that item as follows.

1.For Auction purchases: COMICLINK's winning bidder notification to you for an auction item won by you in an Auction section of COMICLINK will confirm the price of the item, and direct you to the page on the COMICLINK web site where you must specify your shipping and payment preferences, and generate an invoice total for your order, which will be sent to you via e-mail. COMICLINK must receive payment in full of the total amount within seven (7) days of the date on which the auction closed.

2.For Transaction purchases: COMICLINK must receive payment in full of the total amount shown in the final order confirmation within seven (7) days of the date the confirmation was sent to you.

3.For both Auction and Transaction sales, COMICLINK’s final order confirmation will include charges based on your order preferences. We will alert you if actual charges vary from amounts specified in the final order confirmation. Reasons for such a variance may include changes in actual costs, charges, taxes or fees, such as in payment terms or other purchase terms, or shipping costs specific to the order. You agree to pay such actual charges as we may specify.

4.All transactions are subject to a three percent (3%) Buyer’s Premium which is in addition to the purchase price, which premium may be fully discounted if the total amount due is received by COMICLINK within 7 days of the close of an auction or a final exchange sale confirmation, and under certain payment terms, such as check, money order, or bank wire. Time payment plans may be available but if you need more time in order to pay for an item, a time payment arrangement must be discussed with, and agreed to, by a COMICLINK representative before you submit a bid or buy order for an item. Credit cards will be accepted only when an order is paid in full (credit cards are not accepted for orders on time payments, and orders can not be paid on more than one credit card) and that order total does not exceed $10,000. In its sole discretion, COMICLINK may choose not to accept payment by credit card at all and may require payment by the buyer to be made by check or bank wire (incoming wire fees apply; $20 domestic, $45 international), and such a decision by COMICLINK will not release you from your obligation to pay for the item(s) purchased.

5.Failure to remit timely payment may result in one or more of the following: (i) collections action, (ii) the cancellation of your order and/or voiding the sale, (iii) cancellation of your COMICLINK buyer/bidder account, (iv) your buy orders and bids may not be processed in the future, and (v) the forfeiture of any time payments actually made prior to default as liquidated damages due to the difficulty in accurately estimating actual damages. In addition, if you fail to pay any amounts due in full when due, COMICLINK reserves the right, and you hereby authorize COMICLINK, to sell any item(s) you’ve agreed to purchase to any underbidders, if sold in an Auction, or at subsequent private or public sale, or relist the lot(s) in a future Auction or Transaction conducted by COMICLINK. A defaulting buyer agrees to pay for the reasonable costs of resale (including a 10% seller’s commission). The defaulting buyer is liable to pay any difference between his total purchase price(s) for the lot(s) plus any applicable interest and late fees, and the proceeds for the lot(s) if resold less the 10% seller’s commissions. If you fail to pay any amounts due in full when due, COMICLINK reserves the right, and you hereby authorize COMICLINK, to sell any of your property in COMICLINK’s possession and to apply the proceeds of any such sale to your outstanding balance, less a 10% seller’s commission. COMICLINK reserves the right to charge a fifteen dollar ($15) or 3% late fee, whichever amount is greater, to any order not paid within fifteen (15) days of the date the auction has ended in the case of an auction purchase, or fifteen (15) days of the date the final order confirmation was sent to you via email in the case of a Transaction purchase. COMICLINK also reserves the right to charge 1.5% interest per month on the balance owed, with interest accrued from the invoice or auction end date to the date paid, in the event that payments are not received within twenty (20) days of the date of COMICLINK's confirmation to you of your order or your winning bid. In cases of nonpayment, COMICLINK’s election to void a sale does not relieve the buyer from their obligation to pay COMICLINK its fees (seller’s and buyer’s premium) on the lot and any other damages pertaining to the lot. COMICLINK reserves the right to (i) condition the shipment and/or transfer of title of any goods purchased by any buyer upon such buyer becoming current on all amounts due and payable to COMICLINK, and/or (ii) apply any funds received to the oldest account receivable owed to COMICLINK by such buyer, regardless of any specified order or lot number or other notation or instructions by buyer.

9.COMICLINK reserves the right to refuse to honor any bid or to limit the amount of any bid, in its sole discretion. A bid is considered not made in “Good Faith” when made by an insolvent or irresponsible person, a person under the age of eighteen, or is not supported by satisfactory credit, or for other reasonable grounds. Regardless of the disclosure of his identity, any bid by a consignor or his agent on a lot consigned by him is deemed not to be made in “Good Faith.”

10.COMICLINK reserves the right to withdraw, prior to the close, any lots from the Auction. Sales for which there is no minimum sale price will be stated as being as “no reserve” auction.

11.COMICLINK reserves the right to rescind the sale in the event of nonpayment, breach of a warranty, disputed ownership, COMICLINK’s clerical error or omission in exercising bids and reserves, or for any other reason in COMICLINK’s sole discretion. In cases of nonpayment, COMICLINK’s election to void a sale does not relieve the User from their obligation to pay COMICLINK its fees (seller’s and buyer’s premium) and any other damages or expenses pertaining to the lot. COMICLINK reserves the right to add a reserve price to any Auction in progress at any time prior to the closing of the Auction.

12.COMICLINK may occasionally experience Internet and/or Server service outages, or other interruptions to the online bidding process, and COMICLINK periodically schedules system downtime for maintenance and other purposes, during which Users bid cannot be placed or are delayed. In such cases and in any other case as we deem appropriate in our sole discretion, we may at our discretion extend or reopen bidding for any Auction. In the event that an Auction is reopened, any purchase or winning bid confirmation may be voided by COMICLINK in the exercise of its discretion. Users agree that such extension of time to place bids or reopening of any Auction constitutes the sole and full remedy and waives any other claim or right to damages or remedy that Users may have and Users also waive any claims arising from such reopening or extension of time. Users unable to place their bids through the Internet are directed to contact COMICLINK immediately.

13.COMICLINK, its affiliates, or their employees are permitted to consign items to be sold in the Auction.

14.COMICLINK has the right to sell certain unsold items after the close of the Auction. Such lots shall be considered sold during the Auction and all these Terms and Conditions shall apply to such sales including but not limited to return rights, limitations and disclaimers.

15.All sales are in United States dollars. All deliveries are subject to good funds; funds being received in COMICLINK’s account before delivery of the Purchases; and all payments are subject to a clearing period.

16.Lots are subject to all applicable state and local taxes, unless properly completed resale certificates are on file with COMICLINK. User agrees to pay COMICLINK the actual amount of tax due in the event that sales tax is not properly collected. The appropriate sales tax exemption form or certificate must be on file at and verified by COMICLINK five (5) days prior to the close of an auction or tax must be paid; only if such form or certificate is received by COMICLINK within four (4) days after the Auction can a refund of tax paid be made. Lots from different Auctions may not be aggregated for sales tax purposes. Sales tax is currently charged for shipments made to the following states: AZ, CA, CO, HI, IL, IN, MA (for artwork), MD, ME, MI, MN, NC, NJ, NY, OH, PA, OK, TX, VA, WA, and WI. Effective March 18, 2020, a State Cost-Recovery Fee of 0.375% will be charged on all orders checked out to be shipped to the state of Texas.

17.In the event that a User’s payment is dishonored upon presentment(s), User shall pay a $20 processing fee, or the maximum allowable under applicable state law.

18.If COMICLINK refers any invoice to an attorney for collection, the buyer agrees to pay attorney’s fees, court costs, and other collection costs incurred by COMICLINK.

19.Title to any item shall not pass to the buyer until all invoices for all lots purchased by buyer are paid in full. COMICLINK will procure adequate insurance coverage for the items once they have been delivered to a common carrier or third-party shipper until delivery to the address specified by buyer, however COMICLINK shall not be liable for any claim of damage, loss or other casualty where coverage is denied, conditioned or reserved by any insurer in question.

20.COMICLINK will not ship your item to you unless and until COMICLINK has received payment in full in clear funds from you. COMICLINK will use best efforts to ship your item to you within twenty (20) business days following the date that your funds have cleared. If, for any reason, COMICLINK is unable to obtain or ship your item within thirty (30) business days following the date your funds have cleared, and buyer has thereafter provided written notice to COMICLINK of buyer’s intention to claim a refund on the transaction and COMICLINK has failed to ship within ten (10) days of receipt of buyer notification, then COMICLINK shall refund the amount you have paid, and COMICLINK shall have no further obligation to you with respect to such transaction. The provisions of the foregoing sentence shall not apply in cases where a buyer has amounts due and outstanding to COMICLINK, in which case such payment may be applied to prior amounts due from buyer to COMICLINK. Buyer is liable for the costs of shipping and handling.

21.On all shipments, carrier’s confirmation is conclusive to prove delivery to buyer. In the event the carrier is unable to deliver an order to the buyer for any reason, the buyer shall be responsible for any additional fees arising from any re-delivery, delivery to a different address, and/or return shipment to COMICLINK.

22.COMICLINK shall not be liable for any loss caused by or resulting from seizure or destruction under quarantine or Customs regulation, or seizure, arrest or confiscation by order or act of any government, public authority, or by any third party claiming against the item. Shipping charges quoted by COMICLINK for international delivery cover transport costs only. The buyer shall be responsible for any and all customs levies, duties, and additional costs, charges and fees incurred, whether charged directly to buyer on receipt or to COMICLINK. If charged to COMICLINK, COMICLINK will bill any such costs, charges, levies, duties, fees to buyer. COMICLINK reserves the right to require all such costs, charges, levies, duties, fees to be charged directly to buyer or require payment in advance of shipment.

23.Any request for shipping verification for undelivered packages must be made within fourteen (14) days of shipment by COMICLINK. In order to present a claim for goods damaged in shipment, buyer must notify COMICLINK via email within three (3) days of receipt of goods and include: (i) a specific description of the goods damaged, (ii) a detailed description of the damage claimed, (iii) and clear digital images of (a) the goods clearly showing the damage claimed and (b) all aspects (top, bottom and all sides) of the packaging.

Warranties, Disclaimers and Limitation of Liabilities:

24.No Return Policy. All items sold by COMICLINK are guaranteed authentic unless otherwise indicated. No items sold by COMICLINK are returnable or refundable for any reason. When purchasing an item graded or authenticated by a third party service, the buyer is relying solely on such services for accuracy of any information relating to the collectible, and COMICLINK will have no liability with regards to anything sold on COMICLINK.com. Any questions related to condition of any item, including comic books, artwork, or any other collectible, must be asked prior to bidding, and bidding on or purchasing an item acknowledges acceptance of the item's condition as is. No refunds will be given for condition issues.

25.NO WARRANTY OR REPRESENTATION, WHETHER EXPRESSED OR IMPLIED, IS MADE WITH RESPECT TO ANY DESCRIPTION CONTAINED IN THIS AUCTION, ANY ITEM SOLD TO YOU, OR ANY SERVICE PROVIDED BY COMICLINK, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. COMICLINK undertakes no responsibility for the quality of any item except as otherwise provided in this agreement. COMICLINK assumes no responsibility that any item will be fit for any particular purpose for which you may be buying such item, except as otherwise provided in this agreement. COMICLINK makes no representation or warranty to you whatever concerning the value, prospective value, saleability, or condition or authenticity of any item. You, and only you, are responsible to satisfy yourself in this regard. COMICLINK is selling only such right or title to the items being sold as COMICLINK may have by virtue of consignment agreements on the date of auction and expressly disclaims any warranty of title to the Property. Any description of the items contained in any Auction or sale is for the sole purpose of identifying the items, and no description of items has been made part of the basis of the bargain or has created any express warranty that the goods would conform to any description made by COMICLINK. Color variations can be expected in any electronic or printed imaging, and are not grounds for the return of any lot. COMICLINK reserves the right to affix a sticker with its logo to the back side of the outer plastic case of any certified item sold to any buyer, prior to shipping the item to the buyer. The sticker shall not obscure any part of the item itself.

26.All images, descriptions, sales data, and archival records are the exclusive property of COMICLINK, and may be used by COMICLINK for advertising, promotion, archival records, and any other uses deemed appropriate.

27.Limitations Of Liability. As an online auction house, COMICLINK is only providing you with a service. COMICLINK is not your agent or representative. In no event shall COMICLINK be responsible or liable to you for any loss of, or damage to, items while in transit either to COMICLINK or to you, it being understood that in any such event your sole recourse shall be to pursue your rights and remedies against the carrier or shipper, and any insurance, to the extent available. In no event shall COMICLINK be responsible to you for consequential, incidental, special or indirect damages of any kind, including loss of profits, loss of business opportunity or the like, whether incurred by you or third parties, and even if COMICLINK has been advised of the possibility of such damages. In no event shall COMICLINK's total liability to you exceed the sum of $100, and you agree that liability of COMICLINK will exist and arise only if COMICLINK breaches its contractual obligations to you as a result of acts or omissions constituting gross negligence or willful misconduct on the part of COMICLINK.

28.Any frame or glass shall not be considered part of the transaction, and COMICLINK shall not be liable for breakage of glass or damage to frames (evident or latent); such defects, in any event, shall not be a basis for any claim for return or reduction in purchase price. In the event that COMICLINK cannot deliver the lot, the sole right and remedy shall be limited to the rescission of sale and refund of the amount paid by buyer.

29.Limited Personal Use License; Website Use. The Website is solely and exclusively owned and maintained by COMICLINK, including but not limited to rights, title, interests, trademarks (registered or not), copyrights (registered or not), database rights, rights of authorship, trade secrets, sui generis, and all intellectual property and proprietary rights. COMICLINK is the exclusive owner of all Website content, appearance, organization, and underlying software, code, and stored data, including but not limited to images, descriptions, text, prices realized lists, articles, logos, audio and video. Your visitation of the Website, or usage of any features therein, does not grant you ownership of any feature or content contained therein. COMICLINK grants you a limited revocable license to access the information, content and data (collectively, "COMICLINK Information"), all of which COMICLINK Information is confidential and proprietary to COMICLINK, which you access on the Website solely for your personal use. You acknowledge that certain aspects of COMICLINK’s website and business methods are patented and you agree not to utilize, copy, replicate, modify, or reverse engineer any patented aspect of the Website. Any resale, modification, distribution, or commercial use of any COMICLINK Information; any collection or use of any product listings, descriptions or prices; any derivative use of the Website or COMICLINK Information; or any use of data mining, robots or similar data gathering or extraction tools or processes is strictly prohibited. THIS PROHIBITION AGAINST NON-PERSONAL OR COMMERCIAL USAGE INCLUDES PRESENT, FUTURE AND PAST COMICLINK INFORMATION or other information derived from COMICLINK Information. You may display and occasionally print a single copy of pages of the Website and use the COMICLINK Information for your personal, non-commercial use, but you may not otherwise reproduce any material appearing on the Website. If you want to distribute or make commercial use of any COMICLINK Information, you must enter into an agreement with us to do so in advance. The license granted pursuant to this paragraph does not include anyone receiving, procuring, or otherwise possessing COMICLINK Information transferred or disclosed from a third party source who either directly unlawfully acquired the COMICLINK Information or who indirectly acquired the COMICLINK Information without express permission from COMICLINK. Such third party transferors/disclosers as well as the transferees/receivers of COMICLINK Information shall be deemed to be in breach of the Terms and Conditions set forth herein and will be subject to legal action by COMICLINK for such breaches even though they are not users of the Website. Trademarks, service marks, and logos (collectively the "Trademarks") appearing on the Website are the property of their owners, and may not be used unless authorized in writing by the owner. The limited personal use license granted hereby does not grant any license or right to use any Trademark appearing on the Website. COMICLINK disclaims all warranties regarding accuracy, usefulness, availability, merchantability, fitness, or security for any purpose. COMICLINK assumes no liability for any damages that may arise from the transmission of viruses. COMICLINK does not warrant that Website or any features will be available, timely, correct, secure, or that Website will meet your requirements at any particular time for any particular purpose. Your sole remedy to any claim is to cease using Website and all other claims for damages, remedies or injunctive or other relief are waived. COMICLINK reserves the right to make changes and corrections to any of the content or programs available at the Website, at any time, without notification. COMICLINK reserves the right to terminate any section or service at its discretion without notice, or to terminate your right to access or use Website without notice or explanation. The Website may include images or other representations or depictions of nudity or other images that may not be suitable for minors. You agree to limit your access, and that of minors who use your computer, to the Website as appropriate

30.By accessing the Website, you agree not to:

1.attempt to gain unauthorized access to any programs, code, systems, or data through any means, on any server or database used on the Website;

2.impersonate any person or legal entity, or create a fictitious person or entity, or misrepresent your association with any person or entity;

3.engage in any collection of data, through such practices as “screen scraping,” “database scraping,” “robot,” “spider” or other automatic means;

4.attempt to gain unauthorized access to catalog information and descriptions, images, email addresses, or contact information of any kind;

5.use the Website or its contents or code in violation of our intellectual property or proprietary rights;

6.make any attempt, or support any attempt, to reverse engineer, decompile, disassemble, or in any manner attempt to ascertain any code supporting the Website and its services;

7.attempt to insert any content, materials, advertising, or business content into this Website, on behalf of yourself or any other party, or to copy any aspect of this Website’s content, services, descriptions, images, or code into any other Website for commercial or malicious purposes, or to distribute any such content for commercial gain;

8.attempt to gain unauthorized access to this Website or network, or any other website or computer network through this Website;

9.remove, or attempt to remove any “watermark” on any image which demonstrates the source of the image;

10.disparage or otherwise cast COMICLINK, its employees, officers, agents or representatives in a negative light; and

11.attempt any actions whatsoever that could serve to overburden, interrupt, slow, alter, damage, or disable the Website, or impair in any manner the Website’s ability to deliver its services and content, including but not limited to such malicious practices as sending mass messages or “flooding” systems and servers with requests, data, or similar communications.

31.If you violate any part of these Terms and Conditions, COMICLINK may immediately revoke permission for you to use the Website, and you must hereby agree to immediately destroy any copies you have made of any and all content.

32.Release: In consideration of participation in any Auction or Transaction, User expressly releases COMICLINK, its officers, directors and employees and its affiliates from any and all claims, causes of action, whether at law or equity, or any arbitration or mediation rights existing under the rules of any professional society or affiliation based upon the assigned description, or a derivative theory, breach of warranty, whether express or implied, representation or other matter set forth within these Terms and Conditions or otherwise. In the event of a claim, User agrees that such rights and privileges are to be strictly construed as specifically declared herein, and are the exclusive remedy. User, by non-compliance with these express terms of a granted remedy, shall waive any claim against COMICLINK.

33.Irreparable Harm. You agree that a breach of any of the covenants or terms contained herein would cause COMICLINK to suffer loss which could not be adequately compensated for by damages and that, in addition to claiming damages in respect of any breach hereof, COMICLINK shall be entitled as a matter of right to seek an injunction and such right shall be cumulative and in addition to any other remedies which may be available to COMICLINK as a result of such breach. In such instances the breaching party shall pay COMICLINK's attorneys fees.

34.Dispute Resolution: Dispute Resolution: Any claim, dispute, or controversy in connection with, relating to and/or arising out of any use of the Website, any Auction or Transaction, participation in any Auction or Transaction, or award of lots must be brought by User by the filing of a complaint in a court of law as provided herein within one (1) year from the date of the Auction or Transaction in question or be forever waived. User consents to exclusive in personam jurisdiction in the Federal and State District Courts of Cumberland County, Maine. USER EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY. This agreement and any claims shall be determined and construed under Maine law, excluding principles of conflict of laws. If it is the prevailing party (party that is awarded substantial and material relief on its claim or defense), then COMICLINK shall be awarded its reasonable attorneys’ fees and costs.

35.No claims of any kind can be considered after the settlements have been made with the consignors.

36.Actions by and agreements between bidders or buyers, and sellers, to (i) effectuate a non-sale of an item listed for sale or Auction on the Website, (ii) inhibit bidding on a consigned or listed item to enter into a private sale agreement for said item, (iii) to utilize the Website to obtain sales for non-selling consigned or listed items, or (iv) to manipulate the price of any property by bidding or having any representative or agent bid on the property are prohibited. If a sale occurs in violation of this provision, COMICLINK reserves the right to cancel the bids and withhold payment from the seller. COMICLINK further reserves the right to charge the seller a penalty fee equal to the Seller’s Commission as provided in the seller’s agreement and to charge the buyer a penalty fee of any applicable Buyer’s Premium. COMICLINK additionally reserves the right to a) reauction the property under the seller's account, or 2) pay the seller the price, less applicable commission, that the underbidder would have paid if not for the agent's action, or c) process the items as default sales under clause 8(5) above, or reauction the property under the seller's account. COMICLINK further reserves the right to charge any party violating this provision for any damages incurred by COMICLINK or its bidders resulting from the prohibited activity. The party or parties in breach of this paragraph shall defend, indemnify and hold COMICLINK harmless from any claims, actions, damages, losses or any liability, including fees and costs (including attorney's fees) arising from a breach of this paragraph.

37.COMICLINK, its owners and its employees may bid on any lots owned by others but may not bid on lots owned by themselves or each other. COMICLINK expressly reserves the right to modify any such bids at any time prior to the hammer based upon data made known to it.

38.COMICLINK may extend advances, loans or guarantees to certain consignors and financing to certain bidders.

39.Acceptance of these Terms and Conditions qualifies User as a client who has consented to be contacted by COMICLINK in the future. In conformity with “do-not-call” regulations promulgated by the Federal or State regulatory agencies, participation by the User is affirmative consent to being contacted at any phone number provided by User and this consent shall remain in effect until it is revoked in writing. COMICLINK may from time to time contact User concerning sale, purchase, and auction opportunities available.

40.All items sold are sold “as is” without any express or implied warranty. Certain warranties may be available from the grading services and the User may be referred to them for further details.

41.Users who intend to challenge authenticity or provenance of a lot must notify COMICLINK in writing within thirty (30) days of the Auction’s conclusion. In the event COMICLINK cannot deliver the lot or subsequently it is established that the lot lacks title, provenance, authenticity, or other transfer or condition issue is claimed, COMICLINK’s liability shall be limited to rescission of sale and refund of purchase price; in no case shall COMICLINK’s maximum liability exceed the high bid on that lot, which bid shall be deemed for all purposes the value of the lot.

42.All items are guaranteed genuine, but are not guaranteed as to grade, since grading is a matter of opinion, an art and not a science, and therefore the opinion rendered by the COMICLINK or any third party grading service may not agree with the opinion of others (including trained experts), and the same expert may not grade the same item with the same grade at two different times. Certification of any item by a third party does not guarantee protection against the risks associated with potentially volatile or fluctuating markets. The degree of liquidity for certified collectibles will vary according to general market conditions and the particular item involved. There may be no active market at all for some items at any given time.

43.Since we cannot examine encapsulated items, they are sold “as is” without our grading opinion, and may not be returned for any reason. COMICLINK shall not be liable for any patent or latent defect or controversy pertaining to or arising from any encapsulated collectible. In any such instance, purchaser’s remedy, if any, shall be solely against the service certifying the collectible.

44.Due to changing grading standards over time, differing interpretations, and to possible mishandling of items by subsequent owners, COMICLINK reserves the right to grade items differently than shown on certificates from any grading service that accompany the items. COMICLINK also reserves the right to grade items differently than the grades shown in the prior catalog should such items be reconsigned to any future auction.

45.COMICLINK is not liable for failure to perform its obligations if such failure is as a result of Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, or any other cause beyond COMICLINK’s control. The failure by COMICLINK to require performance of any provision shall not affect its right to require performance at any time thereafter, nor shall a waiver of any breach or default of these Terms and Conditions constitute a waiver of any subsequent breach or default or a waiver of the provision itself. If any provision of these Terms and Conditions is held unenforceable, then such provision will be modified to reflect the parties' intention to the maximum extent enforceable and all remaining provisions of this Contract shall remain in full force and effect.